Exhibit 99.1

1111 South Arroyo Parkway 91105 PO Box 7084 Pasadena, California 91109-7084 1.626.578.3500 Fax 1.626.568.7144

Press Release

FOR IMMEDIATE RELEASE	April 25, 2011

For additional information contact:

John W. Prosser, Jr.

Executive Vice President, Finance and Administration

626.578.6803

Jacobs Engineering Group Inc. Reports Earnings

for the Second Quarter of Fiscal 2011

PASADENA, CALIF — Jacobs Engineering Group Inc. (NYSE:JEC) announced today its financial results for the second quarter of fiscal 2011 ended April 1, 2011.

Second Quarter Fiscal 2011 Highlights:

•	Net earnings for the quarter of $80.3 million;

•	Diluted EPS for the quarter of $0.63;

•	Net earnings for the six months ended April 1, 2011 of $146.1 million;

•	Diluted EPS for the six months ended April 1, 2011 of $1.15; and,

•	Backlog of $14.0 billion.

Jacobs reported net earnings of $80.3 million, or $0.63 per diluted share, on revenues of $2.6 billion for its second quarter of fiscal 2011 ended April 1, 2011. This compares to net earnings of $77.5 million, or $0.62 per diluted share, on revenues of $2.6 billion for the second quarter of fiscal 2010 ended April 2, 2010.

For the six months ended April 1, 2011, Jacobs reported net earnings of $146.1 million, or $1.15 per diluted share, on revenues of $4.9 billion. This compares to net earnings of $149.9 million, or $1.20 per diluted share, on revenues of $5.1 billion for the same period in fiscal 2010.

On February 1, 2011, the Company acquired certain operations within the process and construction business of Aker Solutions ASA. Accordingly, the Company’s consolidated results of operations for the three months ended April 1, 2011 include those of the acquired businesses since the date of acquisition. Including the effects of acquisition related costs, the acquired operations contributed approximately $0.04 per diluted share to earnings for the second quarter of fiscal 2011.

Jacobs also announced backlog totaling $14.0 billion at April 1, 2011, including a component of technical professional services of $8.7 billion. This compares to total backlog and technical professional services backlog of $14.7 billion and $8.3 billion, respectively, at April 2, 2010.

Commenting on the results for the second quarter, Jacobs President and CEO Craig L. Martin stated, “Performance in the second quarter improved nicely. Our earnings and backlog are both up from the first quarter, and the outlook remains positive. Several of our markets continue to improve and our prospect list is growing.”

Commenting on the Company’s earnings outlook for the remainder of fiscal 2011, Jacobs Chief Financial Officer John W. Prosser, Jr. stated, “Our guidance for fiscal year 2011, which includes the net contribution of the acquired operations of Aker, is being narrowed from the previous range of $2.40 to $2.85 to a revised range of $2.40 to $2.80.”

Jacobs is hosting a conference call at 11:00 a.m. Eastern time on Tuesday, April 26, 2011, which they are webcasting live on the Internet at www.jacobs.com.

Jacobs is one of the world’s largest and most diverse providers of technical, professional, and construction services.

Statements made in this press release that are not based on historical fact are forward-looking statements. Although such statements are based on management’s current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements. We caution the reader that there are a variety of factors that could cause business conditions and results to differ materially from what is contained in our forward-looking statements. For a description of some of the factors which may occur that could cause actual results to differ from our forward-looking statements, please refer to our 2010 Form 10-K, and in particular the discussions contained under Item 1 –Business; Item 1A – Risk Factors; Item 3 – Legal Proceedings; and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations. We also caution the readers of this release that we do not undertake to update any forward-looking statements made herein.

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Financial Highlights:

Results of Operations (in thousands, except per-share data):

	Three Months Ended		Six Months Ended
	April 1, 2011	April 2, 2010	April 1, 2011	April 2, 2010
Revenues	$2,558,016	$2,586,974	$4,914,191	$5,064,759
Costs and Expenses:
Direct costs of contracts	(2,168,835)	(2,223,793)	(4,193,972)	(4,352,369)
Selling, general, and administrative expenses	(261,166)	(241,177)	(488,585)	(476,905)

Operating Profit	128,015	122,004	231,634	235,485
Other Income (Expense):
Interest income	1,149	796	2,073	1,634
Interest expense	(2,720)	(705)	(3,547)	(1,317)
Miscellaneous income (expense), net	37	(935)	44	(1,494)

Total other expense, net	(1,534)	(844)	(1,430)	(1,177)

Earnings Before Taxes	126,481	121,160	230,204	234,308
Income Tax Expense	(45,140)	(43,593)	(82,166)	(84,340)

Net Earnings of the Group	81,341	77,567	148,038	149,968
Net Income Attributable to Noncontrolling Interests	(1,091)	(67)	(1,965)	(31)

Net Earnings Attributable to Jacobs	$80,250	$77,500	$146,073	$149,937

Earnings Per Share (“EPS”):
Basic	$0.64	$0.63	$1.17	$1.21
Diluted	$0.63	$0.62	$1.15	$1.20

Weighted Average Shares Used to Calculate EPS:
Basic	125,402	123,911	125,198	123,771
Diluted	127,363	125,565	127,044	125,441

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Other Operational Information (in thousands):

	Three Months Ended		Six Months Ended
	April 1, 2011	April 2, 2010	April 1, 2011	April 2, 2010
Revenues by Major Component:
Technical professional services	$1,491,214	$1,344,559	$2,696,027	$2,564,783
Field services	1,066,802	1,242,415	2,218,164	2,499,976

Total	$2,558,016	$2,586,974	$4,914,191	$5,064,759

Depreciation (pre-tax)	$14,209	$15,953	$28,408	$33,265

Amortization of Intangibles (pre-tax)	$9,525	$6,109	$15,559	$11,576

Pass-Through Costs Included in Revenues	$540,960	$721,682	$1,075,848	$1,448,948

Capital Expenditures	$10,714	$15,631	$17,378	$23,372

Selected Balance Sheet and Backlog Information (in thousands):

	April 1, 2011	April 2, 2010
Balance Sheet Information:
Cash and cash equivalents	$747,911	$839,057
Working capital	1,447,190	1,357,624
Total debt	434,234	96,141
Total Group stockholders’ equity	3,049,454	2,812,287

Backlog Information:
Technical professional services	$8,669,400	$8,299,300
Field services	5,336,500	6,354,300

Total	$14,005,900	$14,653,600

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